UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2009 (November 20, 2009)

Behringer Harvard Multifamily REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

Cyan

On November 20, 2009, Behringer Harvard Multifamily OP I LP, our operating partnership, entered into an agreement to purchase a multifamily community known as Cyan, located in Portland, Oregon (“Cyan”), from an unaffiliated seller, 4th & Harrison Investors, LLC.  Cyan is a 352-unit multifamily community with amenities, including but not limited to, a business center, a fitness center and 5,700 square feet of retail space.  The contract purchase price for Cyan is $65 million, excluding closing costs.  On November 20, 2009, we made an earnest money deposit of $1,500,000.  If consummated, we expect that this investment will be made through a joint venture with Behringer Harvard Master Partnership I LP on substantially similar terms as our other joint ventures with Behringer Harvard Master Partnership I LP described in our prospectus dated May 19, 2009, as supplemented.  If the purchase is consummated, we expect that our portion of the purchase price will be funded from proceeds of our initial public offering.

The consummation of the purchase of Cyan is subject to substantial conditions.  The consummation of the acquisition of this multifamily community generally will depend upon:

•           the satisfaction of the conditions to the acquisition contained in the relevant contracts;

•           no material adverse change occurring relating to the property; and

•           our receipt of satisfactory due diligence information, including but not limited to, environmental and property condition reports, and lease information.

Other assets may be identified in the future that we may acquire before or instead of the investment described above.  At the time of this filing, we cannot make any assurances that the closing of this investment is probable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

Dated: November 25, 2009	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development & Legal